EXHIBIT 99.1

        McMoRan Exploration Co. Reports

Third-Quarter and Nine-Month 2004 Results &

         Updates Gulf of Mexico Drilling &

        Main Pass Energy HubTM Activities

HIGHLIGHTS

•

    McMoRan expands Joint Venture with private partner to create $500 million exploration program to acquire and exploit high potential prospects aggressively.

•

    Exploration drilling results in three discoveries:

o

 Deep Tern prospect, at Eugene Island Block 193, has encountered hydrocarbons in the Basal Pliocene and Miocene objectives.  The well is currently drilling below 19,165 feet toward a total depth of 20,350 feet and is expected to be completed by year-end 2004.

o

 Minuteman prospect, at Eugene Island Blocks 212/213, has encountered hydrocarbons in the upper- Miocene objective.  Efforts are under way to complete the well by year-end 2004.

o

 Dawson Deep "Take Point" well, at Garden Banks Block 625, encountered hydrocarbons in two zones.  Development options are being considered.

•

  Three additional exploratory wells currently in-progress:

o

 King of the Hill, at High Island Block 131, currently drilling below 15,800 feet toward a total depth of 17,300 feet.

o

 Hurricane Upthrown, at South Marsh Island Block 217, currently drilling below 9,600 feet toward a total depth of 19,500 feet.

o

 Poblano, at East Cameron Block 137, currently drilling below 14,200 feet toward a total depth of 17,800 feet.

•

  At least four additional exploratory wells are expected to commence drilling during the fourth quarter of  2004, including West Cameron Block 43, Blueberry Hill at Louisiana State Lease 340 in the Mound Point area, Caracara at Vermilion Blocks 227/228 and Delmonico on a state lease offshore Louisiana.

•

  Reacquired working interest in 29,000 gross acres in Louisiana State Lease 340 in the JB Mountain/Mound Point area.

•

  Three producing wells in the JB Mountain/Mound Point program averaged an aggregate gross rate of approximately 69 million cubic feet of natural gas equivalent per day (Mmcfe/d) during the third quarter of 2004.

•

  Efforts to establish LNG facilities at the Main Pass Energy HubTM in progress.

•

  Completed two financings with $231 million in gross proceeds ($198 million, net of interest escrow, fees and expenses) in October 2004.

•

  McMoRan’s unrestricted cash balance on October 20, 2004 approximated $256 million.

NEW ORLEANS, LA, October 21, 2004 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss of $6.8 million, $0.39 per share, for the third quarter of 2004 and $31.3 million, $1.82 per share, for the nine months ended September 30, 2004 compared with a net loss of $19.3 million, $1.16 per share, for the third quarter of 2003 and $12.2 million, $0.74 per share, for the nine months ended September 30, 2003.  McMoRan’s net loss from continuing operations for the third quarter of 2004 totaled $6.1 million, which includes $1.8 million of exploration expense and $2.7 million of start-up expenses associated with the Main Pass Energy HubTM.  The nine-month 2003 period included a gain of $22.2 million, $1.34 per share, reflecting the cumulative effect of a change in accounting principle upon adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” effective January 1, 2003.

Summary Financial Table	Third Quarter		Nine Months
	2004	2003	2004	2003
	(In thousands, except per share amounts)
Revenues	$7,301	$4,242	$20,846	$11,941
Operating loss	(4,166)	(10,492)	(20,838)	(22,149)
Loss from continuing operations	(6,083)	(11,403)	(26,347)	(23,051)
Loss from discontinued operations	(267)	(7,506)	(3,676)	(9,957)
Cumulative effect adjustment	-	-	-	22,162
Net income (loss) applicable to common stock	(6,760)	(19,339)	(31,255)	(12,159)
Basic and diluted net income (loss) per share: Continuing operations	$(0.38)	$(0.71)	$(1.61)	$(1.48)
Discontinued operations	(0.01)	(0.45)	(0.21)	(0.60)
Cumulative effect adjustment	-	-	-	1.34
Applicable to common stock	$(0.39)	$(1.16)	$(1.82)	$(0.74)
Basic and diluted average shares outstanding	17,179	16,716	17,128	16,535

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan said:  “We are highly optimistic about the potential for large accumulations of hydrocarbons in the Deep Miocene trend in the Gulf of Mexico shelf area following our successes in the JB Mountain and Mound Point areas and in our drilling results during 2004.  We are also enthusiastic about our opportunities in establishing a major LNG port at our Main Pass Energy HubTM project.  Our recent financing transactions and our expanded exploration joint venture provide the financial resources for us to pursue these exciting opportunities.”

GULF OF MEXICO EXPLORATION DRILLING ACTIVITIES

In October 2004, McMoRan announced an expanded exploration venture with its private partner for an initial commitment of $500 million for future expenditures to acquire and exploit high potential prospects aggressively, primarily in the Deep Miocene of the Gulf of Mexico and Gulf Coast area. The venture is also considering opportunities to participate in exploration activities in other areas of the Caribbean Basin. McMoRan and its partner will share revenues and costs equally.  Funds will be spent as opportunities are identified over a multi-year period on McMoRan’s existing inventory of high potential “Deep Shelf” prospects and on new prospects to be acquired.  The venture plans a continuous acquisition and drilling effort and expects to commence drilling at least 10-12 additional wells during the next six months, and hopes to accelerate these efforts as new opportunities are developed.

During the third quarter of 2004, McMoRan recognized $3.0 million in revenue of a $12.0 million management fee received from its exploration venture partner in the second quarter of 2004 with the remaining $3.0 million to be recognized in revenue during the fourth quarter of 2004.  Since inception, McMoRan and its partner have participated in seven wells, including three discoveries, three which are drilling to reach objective exploration targets and one which was noncommercial.  Below is a summary of the discoveries and the status of the wells currently in-progress:

The Deep Tern C-2 well at Eugene Island Block 193 commenced drilling on July 13, 2004. Wireline logs have confirmed a gross interval of 86 feet of hydrocarbon bearing sands in the Basal Pliocene section.  McMoRan and its venture partner each have a 26.7 percent working interest and a 20.6 net revenue interest in this interval of the well.  McMoRan set casing at 17,320 feet and is currently drilling to test additional deeper objectives.  Wireline logs have indicated additional gross intervals of approximately 85 feet of hydrocarbon bearing sands in the Basal Pliocene and Miocene sections of the well.  The well is currently drilling below 19,165 feet measured depth toward a total measured depth of 20,350 feet.  McMoRan and its venture partner each have a 48.6 percent working interest and a 37.2 percent net revenue interest in the deeper intervals of the well.  The well could be producing by year-end 2004 using McMoRan's facilities at Eugene Island Block 193.  McMoRan controls 17,500 acres in the Deep Tern area which is located approximately 50 miles offshore Louisiana in 90 feet of water.

The Dawson Deep “Take Point” well at Garden Banks Block 625, operated by Kerr-McGee, commenced operations on August 18, 2004.  As previously reported, the take point well has encountered apparent hydrocarbon-bearing sands indicated by more than 100 feet of total vertical thickness resistivity, measured by log-while-drilling (LWD) logging tool.  These sands are shallower than the objective zone that was seen in the sidetrack wells drilled earlier in 2004.  Further drilling and LWD logs have indicated that the well encountered an additional gross interval of approximately 100 feet of hydrocarbon bearing sands in the deeper zone which was the original objective of this take point well.  The well encountered mechanical problems and is being sidetracked below 21,000 feet measured depth with a proposed measured depth of approximately 22,850 feet.  Development options are being considered, with sanctioning of the project possible in first quarter 2005, and first production pending the final plan.  McMoRan owns a 30.0 percent working interest and a 24.0 percent net revenue interest and its venture partner owns a 20.0 percent working interest and a 16.0 percent net revenue interest in the Dawson Deep prospect. The Dawson Deep prospect is located on a 5,760 acre block located approximately 150 miles offshore Texas and is adjacent to the Gunnison spar facility.

The Minuteman sidetrack well at Eugene Island Blocks 212/213 commenced drilling on September 10, 2004 and has been drilled to a total depth of 20,432 feet.  As previously reported, the by-pass well was drilled to 21,024 feet and encountered a laminated sand section from 19,790 to 20,230 feet.  The well was sidetracked and wireline logs have indicated that the well encountered a gross interval of approximately 60 feet of hydrocarbons with excellent porosity and permeability in the upper portion of the laminated sand section.  This upper-Miocene zone was also seen in the original well prior to the previously reported underground gas flow.  The well is being prepared for completion for production by year-end 2004 using McMoRan’s facilities at Eugene Island Block 215, located approximately 7 miles from the well.  McMoRan and its venture partner each own a 33.3 percent working interest and a 24.3 percent net revenue interest in the well.  The Minuteman discovery is part of a prospect area covering 9,600 acres controlled by McMoRan and its partners.  McMoRan also controls approximately 10,000 additional acres in the immediate area surrounding the Minuteman prospect, which is located approximately 40 miles offshore Louisiana in 100 feet of water.

The King of the Hill well at High Island Block 131 commenced drilling on August 9, 2004 and is currently drilling below 15,800 feet toward a total depth of 17,300 feet.  McMoRan and its venture partner each own a 25.0 percent working interest and a 19.6 percent net revenue interest in this prospect which is located approximately 27 miles offshore Louisiana in 40 feet of water.

The Hurricane Upthrown well at South Marsh Island Block 217 in the JB Mountain/Mound Point area commenced drilling on September 7, 2004 and is currently drilling below 9,600 feet toward a total depth of 19,500 feet.  McMoRan operates the Hurricane Upthrown prospect and, if successful, McMoRan and its venture partner would each earn a 27.5 percent working interest and a 19.4 percent net revenue interest.  McMoRan has rights to approximately 7,700 gross acres in the Hurricane prospect area which is located offshore Louisiana in 10 feet of water.

The Poblano well at East Cameron Block 137 commenced drilling on September 1, 2004 and is currently drilling below 14,200 feet toward a total depth of 17,800 feet.  The Poblano prospect is part of a farm-in covering three blocks including East Cameron Block 137, West Cameron Block 251, and West Cameron Block 262.  If successful, McMoRan and its venture partner would each earn an 18.8 percent working interest and a 15.4 percent net revenue interest in the Poblano prospect which is located approximately 45 miles offshore Louisiana in 81 feet of water.

McMoRan currently has rights to approximately 231,000 gross acres and continues to identify prospects to be drilled on its lease acreage position.  McMoRan is also actively pursuing opportunities through its new exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.  McMoRan plans to commence drilling on at least four additional prospects including Blueberry Hill on Louisiana State Lease 340 in the JB Mountain/Mound Point area, West Cameron Block 43, Vermilion Blocks 227/228 (Caracara) and Delmonico in state waters near the Lake Sand Field Area offshore Louisiana during the fourth quarter of 2004.  Other exploratory wells may be drilled as prospects are developed and ownership arrangements are negotiated.

In October 2004, McMoRan reacquired a working interest in 29,000 gross acres in the Louisiana State Lease 340 area previously subject to reversionary terms under the JB Mountain/Mound Point program.  This acreage includes the Blueberry Hill prospect on State Lease 340 which is 7 miles east of the JB Mountain discovery and 7 miles south southeast of the Mound Point Offset discovery.  McMoRan and its venture partner will each hold a 35.3 percent working interest and a 24.2 percent net revenue interest in the Blueberry Hill well which will commence drilling in November 2004.  The well has a planned total depth of 22,000 feet.  The JB Mountain Deep exploratory well at South Marsh Island Block 224, which is east of and adjacent to the JB Mountain discovery at South Marsh Island Block 223, is expected to follow the drilling of the Blueberry Hill well.  The acreage acquired in October 2004 also includes two Mound Point wells that were drilled previously and temporarily abandoned and the Mound Point West Fault Block prospect.  McMoRan’s considering further operations with respect to the Mound Point wells that were temporarily abandoned which may include sidetracking, deepening or redrilling.

JB MOUNTAIN/MOUND POINT AREA ACTIVITIES

McMoRan is a participant in an exploration program that began in 2002 and includes the JB Mountain and Mound Point Offset discoveries in the OCS 310 and Louisiana State Lease 340 areas, respectively.  The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the exploration partner is funding all of the costs attributable to McMoRan’s interests in the prospects, and will own all of the program's interests until the program's aggregate production totals 100 billion cubic feet of gas equivalent (Bcfe) attributable to the program's net revenue interest, at which point 50 percent of the program's interests would revert to McMoRan.  All exploration and development costs associated with the program's interest in any future wells is to be funded by the exploration partner during the period prior to when McMoRan's potential reversion occurs.

There are three producing wells and approximately 13,000 gross acres on Louisiana State Lease 340 and OCS 310 which remain subject to the 100 Bcfe arrangement.  The producing wells in the program averaged an aggregate gross rate of 69 Mmcfe/d during the third quarter.  Enhancements to the production facilities, which would increase the production capacity of the facility processing production from the JB Mountain and Mound Point wells, are ongoing and expected to be completed in October 2004.  As previously reported, the South Marsh Island Block 223 No. 221 (JB Mountain No. 3) well commenced drilling on December 15, 2003 and was drilled to 14,688 feet.  Prior to reaching the target objective, the well was temporarily abandoned following mechanical difficulties.  McMoRan believes there are further exploration and development opportunities at JB Mountain and Mound Point.

REVERSIONARY INTEREST STATUS

In February 2002, McMoRan sold three oil and gas properties for $60.0 million and retained a reversionary interest in the three properties equal to 75 percent of the transferred interests following payout of $60 million plus a specified annual rate of return.  The properties sold were Vermilion Block 196 (Lombardi), Main Pass Blocks 86/97 (Shiner), and 80 percent of McMoRan’s interest in Ship Shoal Block 296 (Raptor).  There are three wells currently producing on these properties at an average rate of 9 Mmcfe/d, net to the third party’s interests.  A second Shiner well is expected to commence production in the fourth quarter of 2004.  At September 30, 2004, the remaining amount of net proceeds required to reach payout approximated $17 million, a reduction of approximately $18 million from the December 31, 2003 balance.  The payout balance will be increased by additional costs expected to be required to establish production from the second Shiner well and to perform work-over activities at the Lombardi field.  Based on the estimated future production from these properties and current natural gas and oil price projections, McMoRan estimates payout for these properties could occur in the first half of 2005.  The timing of the reversion will depend upon many factors including oil and gas prices, flow rates, expenditures and timing of the commencement of production from the second Shiner well.

MAIN PASS ENERGY HUBTM UPDATE

McMoRan continues to advance efforts to develop the Main Pass Energy HubTM (MPEHTM), which would include an offshore LNG regasification terminal and natural gas storage facility located at Main Pass Block 299.  The proposed terminal, which has an estimated capital cost of $440 million, would be capable of receiving LNG and conditioning 1 Bcf per day of natural gas and is being designed to accommodate potential future expansions.  Additional investments are being considered to develop significant cavern storage for natural gas within the massive 2-mile diameter caprock and salt dome located at the site and for pipeline connections to deliver gas from Main Pass to markets in the United States.  The plans for the MPEHTM would include 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

As previously reported, during the first quarter of 2004 McMoRan filed an application under the U.S. Deepwater Port Act for the establishment of the MPEHTM.  On June 9, 2004, our application was deemed complete and notice thereof was published in the Federal Register.  The Deepwater Port Act provides a 330-day review period for the United States Coast Guard (Coast Guard), spanning from the date the application is deemed complete to the date the Coast Guard records a decision on the project license.  In August 2004, the Coast Guard held its first of three public hearings on the proposed project and the project received strong community support.  In September 2004, the Coast Guard requested additional information on the impact on marine life from the project.  The Coast Guard temporarily suspended the 330-day clock to allow the additional information to be submitted.  McMoRan is responding to this request.  McMoRan expects a decision on the application in the second half of 2005.

McMoRan is engaged in active discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States to develop commercial arrangements for the facilities.  In connection with our discussions with potential LNG suppliers, we are also considering potential opportunities to participate in oil and gas exploration and production activities as an extension of our proposed LNG terminaling activities.

MPEHTM is located at Main Pass Block 299 in 210 feet of water which allows deepwater access for large LNG tankers and is in close proximity to shipping channels.  McMoRan plans to use the existing platforms and infrastructure at the site for standard LNG vaporization and surface storage facilities, providing construction timing advantages and cost savings.  The facilities could be operational during 2008, which would make MPEHTM one of the first U.S. offshore LNG terminals.  McMoRan believes that safety and security aspects of the facility are enhanced by its offshore location.

REVENUES/PRODUCTION

McMoRan’s third-quarter 2004 oil and gas revenues totaled $3.7 million, compared to $3.9 million during the third quarter of 2003.  McMoRan’s third-quarter 2004 production averaged approximately 7 Mmcfe/d and its average net production rate, excluding new discoveries, is expected to increase in the fourth quarter of 2004 to approximately 8 Mmcfe/d.   During the third quarter of 2004, McMoRan’s sales volumes totaled 0.5 Bcf of gas and 13,700 barrels of oil and condensate compared to 0.5 Bcf of gas and 38,500 barrels of oil and condensate in the third quarter of 2003.   McMoRan’s third-quarter comparable average realizations for gas were $5.65 per thousand cubic feet (Mcf) in 2004 and $5.04 per Mcf in 2003; for oil, McMoRan received an average of $43.25 per barrel in 2004 compared to $30.23 per barrel in 2003.

McMoRan farmed out its interests in the West Cameron Block 616 field to a third party in June 2002 and retained a 5 percent overriding royalty interest, subject to adjustment after aggregate production exceeded 12 Bcf of gas, net to the acquired interests.  In September 2004, the field’s aggregate production exceeded the 12 Bcf requirement and we exercised our option to convert to a 25 percent working interest and a 19.3 percent net revenue interest in three of the wells and will have a 10 percent overriding royalty in the fourth well.  Current gross production from the four wells in the field totals approximately 31 MMcfe/d, 6.0 MMcfe/d net to McMoRan.

COMMON STOCK OFFERING AND 5¼% CONVERTIBLE SENIOR NOTES OFFERING

As previously announced, on October 6, 2004, McMoRan completed a public offering of approximately 7.1 million shares of common stock at $12.75 per share and a $140 million private placement of 5¼% Convertible Senior Notes due 2011.  The gross proceeds from the common stock and convertible senior note offerings totaled $231 million, and net proceeds after fees, estimated expenses and the escrow for the first six semi-annual interest payments on the 5¼% Convertible Senior Notes totaled approximately $198 million.  The senior notes are convertible into shares of common stock at $16.575 per share, representing a 30 percent premium over the $12.75 per share price at which McMoRan sold its common stock in the public offering.

CASH AND CASH EQUIVALENTS AND CAPITAL EXPENDITURES

On October 20, 2004, McMoRan had unrestricted cash and cash equivalents of $256 million.  McMoRan expects to incur at least $30 million for exploratory drilling and approximately $10 million for development costs during the fourth quarter of 2004 and at least $60 million in exploration spending during 2005.  Spending may be increased as additional opportunities become available.  In addition, McMoRan plans to incur approximately $10 million to advance permitting and commercialization of MPEHTM through mid-year 2005.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the Main Pass Energy HubTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the Main Pass Energy HubTM project is available on its internet website “www.mcmoran.com” and “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project; the expected near-term funding of the related permitting process and the estimated capital costs for developing the project.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly.  Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to secure commercial contracts and obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2003 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the third-quarter 2004 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.  A replay of the call will be available through Friday, November 12, 2004.

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McMoRan EXPLORATION CO.

STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil & Gas	$3,704	$3,850	$10,218	$11,317
Service	3,597 [a]	392	10,628 [a]	624
Total revenues	7,301	4,242	20,846	11,941
Costs and expenses:
Production and delivery costs	1,576	1,206	3,590 [b]	4,953
Depreciation and amortization	1,664	2,914	4,052	6,298
Exploration expenses	1,757	917	15,189 [c]	8,593
General and administrative expenses	3,804	2,624	10,193	7,173
Start-up costs for Main Pass Energy HubTM	2,666	7,073	8,660	7,073
Total costs and expenses	11,467	14,734	41,684	34,090
Operating loss	(4,166)	(10,492)	(20,838)	(22,149)
Interest expense	(2,079)	(2,295)	(6,491)	(2,297)
Equity in K-Mc Venture I LLC’s (loss) income	(125)	-	318	-
Other income, net	287	1,384	664	1,396
Provision for income taxes	-	-	-	(1)
Loss from continuing operations	(6,083)	(11,403)	(26,347)	(23,051)
Loss from discontinued operations	(267)[d]	(7,506)[d]	(3,676)	(9,957)
Net loss before cumulative effect of change in accounting principle	(6,350)	(18,909)	(30,023)	(33,008)
Cumulative effect of change in accounting principle	-	-	-	22,162 [f]
Net loss	(6,350)	(18,909)	(30,023)	(10,846)
Preferred dividends and amortization of convertible preferred stock issuance costs	(410)	(430)	(1,232)	(1,313)
Net loss applicable to common stock	$(6,760)	$(19,339)	$(31,255)	$(12,159)

Basic and diluted net loss per share of common stock:
Continuing operations	$(0.38)	$(0.71)	$(1.61)	$(1.48)
Discontinued operations	(0.01)	(0.45)	(0.21)	(0.60)
Before cumulative effect of change in accounting principle	(0.39)	(1.16)	(1.82)	(2.08)
Cumulative effect of change in accounting principle	-	-	-	1.34
Net loss per share of common stock	$(0.39)	$(1.16)	$(1.82)	$(0.74)

Basic and diluted average shares outstanding:	17,179	16,716	17,128	16,535

a.

Primarily reflects recognition of portions of the $12.0 million exploration venture management fee received from McMoRan’s exploration venture partner in June 2004.  McMoRan recognized $3.0 million of the fee during the third quarter and $6.0 million of the fee in June 2004.  The remaining $3.0 million will be recognized as service revenue in the fourth quarter of 2004.

b.

Includes a $1.1 million insurance reimbursement for prior years’ hurricane damage repair costs that were previously charged to production and delivery costs when incurred.

c.

Includes approximately $7.2 million of costs associated with the nonproductive Lombardi Deep exploratory well at Vermilion Block 208.

d.

McMoRan’s third-quarter 2004 discontinued operations’ results included a $0.8 million reduction in its estimated uninsured workers compensation and general liability claims.  McMoRan recorded a $5.7 million estimated loss on the disposal of its remaining rail cars during the third quarter of 2003.

e.

Reflects adoption of Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations” effective January 1, 2003.

f.

I

McMoRan EXPLORATION CO.

OPERATING DATA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Sales volumes:
Gas (thousand cubic feet, or Mcf)	499,600	479,100	1,247,600	1,405,100
Oil (barrels)	13,700	38,500	51,200	74,200
Plant products (equivalent barrels) [a]	5,400	3,000	17,200	10,300
Average realizations:
Gas (per Mcf)	$ 5.65	$ 5.04	$ 5.98	$ 5.72
Oil (per barrel)	43.25	30.23	37.96	30.87

a.

Results include revenues associated with plant products (ethane, propane, butane, etc.), which totaled approximately $0.2 million during the comparable third-quarter 2004 and 2003 periods and $0.5 million during the comparable nine-month periods ending September 30, 2004 and 2003, respectively.

McMoRan EXPLORATION  CO.

CONDENSED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2004	2003
	(In Thousands)
ASSETS
Cash and cash equivalents, continuing operations	$55,980	$100,938
Restricted cash from discontinued operations	976	961
Restricted investments [a]	7,800	7,800
Accounts receivable	15,049	6,306
Prepaid expenses	2,414	1,053
Current assets from discontinued operations, excluding cash	263	417
Total current assets	82,482	117,475
Property, plant and equipment, net	57,469	26,185
Discontinued sulphur business assets	312	312
Restricted investments and cash [a]	10,830	18,974
Investment in K-Mc Venture I LLC	318	-
Other assets [a]	6,206	6,334
Total assets	$157,617	$169,280

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$19,043	$5,345
Accrued liabilities and other [b]	26,302	12,894
Accrued interest	1,950	3,900
Current portion of accrued oil and gas reclamation costs	-	238
Current portion of accrued sulphur reclamation cost	2,550	2,550
Current liabilities from discontinued operations	3,507	9,405
Total current liabilities	53,352	34,332
6% Convertible senior notes [a]	130,000	130,000
Accrued sulphur reclamation costs	12,101	11,451
Accrued oil and gas reclamation costs	7,974	7,035
Contractual postretirement obligation	21,473	22,034
Other long-term liabilities	16,589	18,435
Mandatorily redeemable convertible preferred stock [c]	29,547	30,586
Stockholders' deficit	(113,419)	(84,593)
Total liabilities and stockholders' deficit	$157,617	$169,280

a.

Includes amounts associated with issuance of $130 million of 6% convertible senior notes in July 2003.  Restricted investments include $15.4 million of U.S. Treasury Notes, including $7.8 million classified as current, to be used to pay the semi-annual interest payments through July 2, 2006.  Interest payments of $3.9 million were made on January 2, 2004 and July 2, 2004 using these restricted investments.  Other assets primarily reflects senior note issuance costs of $7.0 million, net of amortization of $1.7 million.

b.

Amount includes $3.0 million of unrecognized exploration venture management fee paid to McMoRan in June 2004 by its exploration venture partner (see note a to Statements of Operations).

c.

Amount reflects the issuance of 1.4 million shares of 5% convertible preferred stock, par value $25 per share, net of issuance costs of $1.2 million, less 0.2 million shares subsequently converted into common stock.

III

McMoRan EXPLORATION CO.

STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2004	2003
	(In Thousands)
Cash flow from operating activities:
Net loss	$(30,023)	$(10,846)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued sulphur operations	3,676	9,957
Depreciation and amortization	4,052	6,298
Exploration drilling and related expenditures	7,966	4,924
Cumulative effect of change in accounting principle	-	(22,162)
Compensation expense associated with stock-based awards	1,025	2,009
Stock warrants granted to K1 USA Energy Production Corporation	-	6,220
Reclamation and mine shutdown expenditures	(283)	(342)
Amortization of deferred financing costs	1,056	346
Equity in K-Mc Venture I LLC’s income	(318)	-
Other	219	270
(Increase) decrease in working capital:
Accounts receivable	(3,984)	8,687
Accounts payable and accrued liabilities	(538)	(3,335)
Inventories and prepaid expenses	611	642
(Increase) decrease in working capital	(3,911)	5,994
Net cash (used in) provided by continuing operations	(16,541)	2,668
Net cash used in discontinued operations	(4,209)	(6,849)
Net cash used in operating activities	(20,750)	(4,181)

Cash flow from investing activities:
Exploration, development and other capital expenditures	(25,135)	(4,494)
Proceeds from restricted investments	7,800	(22,991)
Increase in restricted investments	(157)	-
Net cash used in continuing operations	(17,492)	(27,485)
Net cash (used in) provided by discontinued operations	(5,920)	189
Net cash used in investing activities	(23,412)	(27,296)

Cash flow from financing activities:
Proceeds from 6% convertible senior notes offering	-	130,000
Dividends paid on convertible preferred stock	(1,148)	(1,233)
Financing costs	(68)	(6,987)
Exercise of stock options and other	435	199
Net cash (used in) provided by continuing operations	(781)	121,979
Net cash used in discontinued operations	-	-
Net cash (used in) provided by financing activities	(781)	121,979
Net (decrease) increase in cash and cash equivalents	(44,943)	90,502
Net increase in restricted cash of discontinued sulphur operations	(15)	(16)
Net (decrease) increase in unrestricted cash and cash equivalents	(44,958)	90,486
Cash and cash equivalents at beginning of year	100,938	14,282
Cash and cash equivalents at end of period	$55,980	$104,768

IV

McMoRan EXPLORATION CO.

SUMMARY OF DRILLING PROSPECTS

	MMR Working Interest	MMR Net Revenue Interest*	Water Depth	Proposed Total Depth	Spud Date
In-Progress
Eugene Island Block 193 "Deep Tern Pliocene"**	26.7%	20.6%	90'	17,320'	July 13, 2004
Eugene Island Block 193 "Deep Tern Miocene"	48.6%	37.2%	90'	20,350'	After Pliocene
Garden Banks Block 625 "Dawson Deep Take Point"	30.0%	24.0%	2,900'	~22,850'	August 18, 2004
Eugene Island Blocks 212/213 "Minuteman Sidetrack"	33.3%	24.3%	100'	20,432'	September 10, 2004
High Island Block 131 “King of the Hill"	25.0%	19.6%	40’	17,300'	August 9, 2004
East Cameron Block 137 “Poblano”	18.8%	15.4%	81’	17,800’	September 1, 2004
South Marsh Island Block 217 "Hurricane Upthrown"	27.5%	19.4%	10'	19,500'	September 7, 2004

Future Wells
West Cameron Block 43	23.4%	18.0%	30’	17,500’	4Q 2004
State Lease 340 “Blueberry Hill”	35.3%	24.2%	10’	22,000’	4Q 2004
Vermilion Blocks 227/228 "Caracara"	33.3%	27.8%	115’	18,000'	4Q 2004
Delmonico	25.0%	18.8%	10'	19,000'	4Q 2004
South Marsh Island Block 224 "JB Mountain Deep"	27.5%	19.4%	10'	23,000'	First Half 2005
East Cameron Block 342 "Falcon"	25.0%	18.8%	260'	18,500'	First Half 2005

NOTE: McMoRan’s venture partner has similar interests in these properties.  Interest currently held may change as a result of partner elections or future drilling arrangements.

* McMoRan, where applicable, is seeking royalty relief which could result in increased net revenue interest on early production.

** Development well.

V